Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

FuelCell Energy, Inc.:

We consent to the use of our report incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report refers to a change in the Company’s method of accounting for revenue due to the adoption of new accounting guidance.

/s/ KPMG LLP

Hartford, Connecticut

June 29, 2020